November 26, 2008 Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read the Exhibit to Sub-Item 77Q of Oppenheimer International Bond Fund's Form NSAR-B dated November 26, 2008, and we agree with the statements made therein.

 Yours truly,


/s/ DELOITTE & TOUCHE LLP
Denver, Colorado